UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20509

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) November 6, 2013

Tejon Ranch Co.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7183	77-0196136
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P. O. Box 1000, Lebec, California	93243
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code 661 248-3000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On November 6, 2013, Tejon Ranch Co. (the “Company”) issued 251,876 shares of common stock to DMB Pacific LLC, or DMB, to pay one-half of the purchase price of the water purchase contract described under Item 8.01 below. The value attributed to the stock in the transaction was approximately $9.37 million. The issuance of the common stock in the acquisition was not registered under the Securities Act of 1933 because the issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 as a transaction by an issuer not involving a public offering.

Item 8.01 Other Events

On November 6, 2013, the Company completed the acquisition of a water purchase agreement from DMB that will allow the Company to purchase 6,693 acre feet of water each year from Nickel Family, LLC, or Nickel, a California limited liability company located in Kern County. The aggregate purchase price was $18.7 million and was paid one-half in cash and one-half in shares of Company common stock. The number of shares of common stock delivered was determined based on the volume weighted average price of the common stock for the ten trading days that ended two days prior to closing.

This purchase of water is similar to other transactions the Company has completed over the last several years as the Company has been building its water assets for internal needs as well as for investment purposes due to the tight water environment within California.

The initial term of the water purchase agreement with Nickel runs through 2044 and includes a Company option to extend the contract for an additional 35 years. The annual cost of water in 2014 under the contract is $656 per acre-foot, subject to annual cost increases based on the greater of the consumer price index and 3%.

The water purchased will ultimately be used in the development of the Company’s land for commercial/industrial development, residential development, and farming. Interim uses will include the sale of portions of this water to third party users on an annual basis until the water is fully used for the Company’s internal uses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2013	TEJON RANCH CO.

	By:	/S/ ALLEN E. LYDA
	Name:	Allen E. Lyda
	Title:	Executive Vice President, and Chief Financial Officer

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